Exhibit 10.23

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of this 20th day of February, 2015 (“Effective Date”), by and between Adaptimmune, LLC, a wholly-owned subsidiary of Adaptimmune Ltd. (“Company”) and Adrian Rawcliffe of 440 South Broad Street, Unit 2605, Philadelphia PA 19146 (“Executive”).

The parties agree as follows:

1.                                      Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. Executive’s anticipated start date is March 16, 2015.

2.                                      Duties.

2.1                               Position. Executive shall be employed as Chief Financial Officer, Adaptimmune, reporting to the Chief Executive Officer. Executive shall have duties, which include but are not limited to financial management, financial operations, risk management, financial leadership and representation and other areas as agreed upon with the Chief Executive Officer. Executive shall perform faithfully and diligently all duties assigned to him.

2.2                               Full-time/Best Interests. Executive shall devote his full business time and efforts to the performance of his assigned duties for Company and act in the best interests of Company at all times. Executive shall perform his duties diligently and faithfully and commit his best efforts, skills and abilities to the business of the Company and the promotion of the interests of the Company; including performing all duties in a competent and professional manner. Furthermore, Executive agrees to abide by all applicable policies of the Company, as well as all applicable federal, state and local laws.

2.3                               Work Location. Executive shall be based in Philadelphia, Pennsylvania, but shall travel to other locations and countries as and when required by Company including as relevant travel to Company’s affiliate offices in the UK.

3.                                      At-Will Relationship. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or Company, subject to sections 8 and 9 of this Agreement. No representative of Company, other than the Chief Executive Officer has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Company’s Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.                                      Compensation.

4.1                               Base Salary. As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial Base Salary of $425,000.00 per year, payable in accordance with the normal payroll practices of Company, less required deductions for federal, state and local tax withholdings, social security and all other employment taxes and payroll deductions (“Base Salary”). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2                               Annual Bonus. Executive will be eligible for an annual bonus (“Annual Bonus”) subject to (a) objective criteria set forth by the Company’s Board of Directors or an authorized delegate thereof on an annual basis; and (b) the overall performance of the Company. The Executive’s target Annual Bonus shall be forty-five percent (45%) of Executive’s Base Salary, pro-rated for any part-year of employment. The Annual Bonus shall be paid in a single lump sum no later than 2.5 months after the end of the calendar year in which the Annual Bonus, if any, was earned. For clarity the Executive will be entitled to an Annual Bonus in each calendar year where the objective criteria under clause 4.2(a) are met unless as a result of the overall performance of the Company in any particular calendar year, the Company’s Board of Directors or an authorized delegate thereof determines that no or reduced annual bonuses (or equivalent payments) will be paid to any senior staff of the Company in such calendar year.

4.3                               Stock Options. Subject to approval by Parent Company’s Board of Directors and in accordance with the terms of the Parent Company’s option scheme or such equivalent scheme as may exist as at the Executive’s start date (whether at Company or Parent Company), Parent Company and Executive shall enter into a stock option agreement as soon as reasonably practicable after the Executive’s start date and not later than the first board meeting of the Parent Company after the start date. The option agreement shall include the following terms: (a) 36,000 share options (or equivalent amount to reflect any corporate reorganisation) shall be granted over ordinary shares of Parent Company at the fair market value as of the date of grant (“Stock Options”); (b) 25% of such Stock Options shall vest on the first anniversary of Executive’s start date and the remaining 75% of such Stock Options will vest in equal monthly amounts over the following 36 months so that all Stock Options granted under the option agreement will have vested after four (4) years, unless vested sooner pursuant to this section 4.3 or section 10 of this Agreement; (c) any and all vested Stock Options will be exercisable for a period of no less than forty (40) days after the Executive’s employment is terminated for any reason, and immediately upon a sale, takeover or public offering of Parent Company; (d) in the event of a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason (as defined below), any and all Stock Options unvested as of the date of termination shall vest and immediately become exercisable on date of termination and (e) in the event of a termination of Executive’s employment by the Company or by the Executive, in each case as a result of the Executive’s physical or mental illness, incapacity or disability, Parent Company’s Board Compensation Committee, acting in good faith, shall assess Executive’s contribution to the Company and based on such assessment shall accordingly determine the number of Stock Options that shall vest and immediately become exercisable on the date of termination. Executive shall also be eligible to participate in future awards of options under the option scheme, such awards are made at the sole and absolute discretion of Company and Parent Company’s Board of Directors. Parent Company in this Agreement means a company which owns at least fifty percent of the total voting stock of the Company or otherwise has the power to control and direct the affairs of the Company.

4.4                               Additional City Tax Compensation. Company shall add to each periodic payment of salary or bonus compensation an additional 3.459% of such periodic payment in order to help defray Executive’s obligation to pay the Philadelphia City Tax (“Additional City Tax Compensation”). The Additional City Tax Compensation shall be to subject to applicable employment taxes and withholdings.

4.5                               Performance and Salary Review. Company will review Executive’s performance on an annual basis, with the performance review generally occurring during the month of December. Salary increases, if any, will generally be effective in January.

5.                                      Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company, including the benefits enumerated below, subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

5.1                               Health Insurance. Executive, and his eligible dependents, will be eligible to participate in Company’s group health plan. Company will contribute a maximum of $1,000 per month for an individual Executive, child(ren) or Executive-spouse plan or $1,200 per month for a family plan. Executive will be responsible for the remainder of the premium payment, which will be deducted from Executive’s pay on a pre-tax basis.

5.2                               Life, Dental and Disability Insurance. Company will pay up to a maximum of $200 per month for other insurance coverage for Executive and his eligible dependents, to include life insurance, disability insurance and dental insurance. Executive will be responsible for payment of any other costs associated with this insurance coverage, which will be deducted from Executive’s pay on a pre-tax basis.

5.3                               Vacation. Executive will accrue four (4) weeks (20 days) of paid vacation on a pro-rata basis each calendar year in accordance with Company’s vacation policy. Vacation days are to be taken during the calendar year they are earned, but up to five (5) days may be carried over to the following calendar year. These carryover days must be taken by the end March. Upon termination of employment, Executive will be paid for accrued, unused vacation time.

5.4                               Retirement Plan. Executive will be eligible on the start date of his employment to participate in Company’s 401(k) retirement plan. Company shall provide a 401(k) contributions match of three percent (3%) of Executive’s Base Salary and may provide a supplemental, discretionary match, if any, as determined annually by Company on March 1.

6.                                      Business Equipment. Company agrees to provide Executive with an iPhone, iPad and laptop computer for business use (“Business Equipment”). Company also agrees to pay the related monthly service charges for the Business Equipment. Executive understands that the Business Equipment provided by Company is for business use and will remain the property of Company. Upon termination of employment or on demand by Company, Executive agrees to promptly return this Company-provided Business Equipment.

7.                                      Business Travel and Expenses. Executive is authorized to use Business Class for all flights over 2.5 hours when traveling on Company business. Flights, hotel and airport transportation are typically arranged by Company to avoid upfront expenditures by Executive. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. Mileage is reimbursed at the current IRS rate. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

8.                                      Termination of Executive’s Employment.

8.1                               Termination by Company for Cause and without Cause. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment:

(i)             immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement or any Company policies; (c) Executive’s material insubordination or material non-performance or willful neglect of assigned duties ; or (d) acts or omissions which bring the reputation of the Company into material disrepute; and

(ii)                       Company may also terminate Executive’s employment at any time without Cause. Any termination of Executive’s employment which does not constitute a termination for Cause shall be deemed a termination without Cause.

8.2                               Termination by the Executive. Executive may terminate his employment with Company for any reason, including but not limited to Good Reason on provision of 60 days written notice. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties which are not agreed with the Executive; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company or as otherwise agreed with the Executive; or (iii) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred and no right to terminate for Good Reason shall exist.

8.3                               Survival. All provisions which by the nature survive or should survive termination or expiry of this Agreement shall continue and survive such expiry or termination including this clause 8.3 and clauses 11 through 15.

9.                                      Compensation Upon Termination.

9.1                               Termination Generally. In the event Executive’s employment is terminated for any reason, Executive shall be entitled to receive no later than the time required by law his accrued but unpaid Base Salary then in effect (prorated to the date of termination) through the termination date, accrued but unused vacation through the termination date, and reasonable business expenses that have not yet been reimbursed by Company as of the termination date (collectively, the “Accrued Benefit”).

9.2                               Termination by Company for Cause or by Executive other than for Good Reason. In the event Executive’s employment is terminated by Company for Cause or by Executive other than for Good Reason, all Company obligations to compensate Executive pursuant to this Agreement, other than the Accrued Benefit, will become automatically terminated and completely extinguished and Executive will not be entitled to receive the severance packages described below.

9.3                               Termination by Company Without Cause or by Executive with Good Reason. In addition to the Accrued Benefit, if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason and Executive complies with all the surviving provisions of this Agreement and signs a full general release in a form acceptable to Company, releasing all claims known and unknown, that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company (the “Release Agreement”), Company shall provide Executive with a severance package that includes the following benefits:

(a)                                 Severance Payment. Executive shall receive a severance payment equivalent to nine (9) months of Executive’s Base Salary then in effect (and in each case less any local, state and federal tax withholdings, social security and other employment taxes and payroll deductions), and a pro-rata share of Executive’s Annual Bonus (less any local, state and federal tax withholdings, social security and other employment taxes and payroll deductions) (“Severance Payment”). The Severance Payment, which will be less all applicable local, state and federal tax withholdings, social security and all other employment taxes and payroll deductions, will be paid in a lump sum as soon as administratively feasible within 60 days following the termination date. The Severance Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”) under the short-term deferral exemption, as set forth in Treasury Regulations Section 1.409A-1(b)(4).

(b)                                 COBRA Reimbursement. Company agrees to reimburse Executive for Company’s share of the premiums required to continue Executive’s group health care coverage for nine (9) months immediately following the termination date, pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided Executive elects to continue his health care coverage and provides proof of payment of the COBRA premiums.

10.                               Change in Control Benefits. Upon the date that a Change in Control occurs (the “Change in Control Date”), all of Executive’s Stock Options that are unvested as of the Change in Control Date shall immediately vest and become immediately exercisable . For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one or more of the following events: (i) the consummation of a merger or consolidation of Company with any other entity, other than a merger or consolidation in which voting securities of Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of Company or such surviving entity immediately after such merger or consolidation; (ii) the acquisition of all of Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition other than an acquisition in which voting securities of Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of Company or such surviving entity immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of Company. For the avoidance of doubt, if Executive’s employment is terminated by Company without Cause or for Good Reason after the Change in Control Date, Executive shall be entitled to receive the severance package benefits described in section 9.3 subject to the condition of signing the Release Agreement described therein.

11.                               Agreement to Arbitrate.

11.1                        Notwithstanding any express provision to the contrary, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including without limitation the Company’s affiliates, officers, executives, representatives, or agents) arising out of or relating to this Agreement, the employment of the Executive, the cessation of employment of the Executive, or any matter relating to the foregoing shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Philadelphia, Pennsylvania, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (i) the arbitrator shall agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under this Agreement must be held confidential by the Executive, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his/her decision.

11.2                        All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the Parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees.

11.3                        Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Executive, including without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act or any other federal, state or local laws or regulations pertaining to the Executive’s employment or the termination of the Executive’s employment.

11.4                        Thus, all claims must be arbitrated, with the limited exception of claims for violations of sections 14 and 15 of this Agreement. In the event of an alleged breach of sections 14 and 15 of this Agreement by the Executive, the Company has the option to elect between arbitration and a judicial forum.

12.                               Covenants. Executive covenants and represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution or performance of this Agreement; (b) none of the information supplied by Executive to Company or any representative of Company or placement agency in connection with Executive’s employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Executive does not have any business or other relationship that creates a conflict between the interests of Executive and the Company. The Executive covenants that he shall not make any statements, other than pursuant to the performance of his duties as agreed with the Chief Executive Officer, to the press or other media in connection with the Company and/or any affiliated company at any time either during or after the Employment without the prior consent of the Chief Executive Officer.

13.                               Injunctive Relief. Executive acknowledges that his breach of the covenants and representations contained in the agreements referenced in section 12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, without limiting any other rights or remedies available to Company, Company shall be entitled to seek temporary and preliminary injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14.                               Non-Disclosure of Confidential Information.

14.1                        Definition of Confidential Information. The Parties acknowledge that, in order to permit the Executive to successfully perform his duties under this Agreement, it is necessary for the Company to provide the Executive with access to Confidential Information which is essential to the profitable operation of the Company, and which gives the Company a competitive advantage over other firms pursuing related business activities. For purposes of this Section, “Confidential Information” shall mean certain valuable proprietary information and knowledge of certain modes of business operation, including without limitation to all information arising out of or relating to the Company’s or its affiliate company’s business operations or plans; knowledge and information relating to the Company’s trade secrets, patents and copyright material; marketing, financial, research, and sales information; proprietary computer software designs and hardware configurations; new product and service ideas; business, pricing and marketing plans; and customer, prospect, vendor and personnel files. The Executive understands that this description of Confidential Information includes all such information in any and all forms, whether written, oral or electronic, or on a computer, tape, disk or in any other form, and includes all originals, copies, portions, and summaries of all such information.

14.2                        Use and Disclosure of Confidential Information. The Executive agrees that he shall not, directly or indirectly, at any time, during the term of this Agreement or at any time thereafter, and without regard to when or for what reason, if any, such relationship shall terminate, use or cause to be used any such Confidential Information, whether acquired prior to or subsequent to the execution of this Agreement, in connection with any activity, business or line of research except the business of the Company, and shall not disclose such Confidential Information to any individual, partnership, corporation, or other entity other than the Company and its stockholders or members or their affiliates unless such disclosure has been specifically authorized in writing by an authorized officer of the Company or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory or self-regulatory body, or a governmental body.

14.3                        No Removal and Return of Company Property. The Executive agrees not to remove from the Company’s premises any property of the Company including, but not limited to, documents, records, or materials containing any Confidential Information, except as necessary to perform his work for the Company. Upon termination of his employment for any reason and upon request of the Company, the Executive will return all property in his possession, custody, or control belonging to the Company. Property of the Company includes, but is not limited to, the Executive’s work product and the work product of other Executives of the Company, as well as all documents, records and materials (whether originals, copies, portions, or summaries) containing any Confidential Information.

14.4                        No Waiver of Trade Secret Protection. Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets that the Company may have under common law or any applicable statutes.

14.5                        Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and all intellectual property rights therein or created or reduced to practice during the performance of this Agreement and that relate to the Companies’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by the Companies (“Work Product”) belong to the Company. The Executive shall promptly disclose such Work Product to the COO and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) both during the term of this Agreement and following termination or expiry of this Agreement. The Executive hereby assigns and agrees to assign to the Company any rights in such Work Product to Company.

15.                               Non-Solicitation/Non-Competition. In connection with his employment by the Company, the Executive acknowledges that he shall be given access to Confidential Information and shall assist in building goodwill and customer relationships for the Company. Ancillary to the foregoing and the other agreements of the Parties herein, the Parties agree and stipulate that the protective covenants provided below are fair, reasonable and necessary to protect legitimate interests of the Company; are not against the public interest and do not place an undue burden upon the Executive or unreasonably restrict the Executive’s ability to earn a living or pursue the Executive’s chosen career or profession.

15.1                        Non-Competition. During the Term and for a period of one (1) year after the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, in any manner or capacity, own, lend money to, acquire or hold any interest in, render services to, act as agent, sales representative or consultant for, be employed by, or otherwise engage in a Competitive Business operating in any location in the United States of America. As used in this Agreement, the term “Competitive Business” means any firm or business organization that competes with the Company or any affiliated company in the business of developing, designing, testing, marketing, selling, distributing or manufacturing products or services involving the use of T cell receptors in T cell therapy to treat or diagnose human disease. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competitive Business.

15.2                        Agreement Not to Solicit Executives. During the Restricted Period, the Executive shall not, directly or indirectly (through another person, entity or otherwise): (i) solicit, induce or attempt to induce any executive of the Company or any affiliated company to leave the employ of the Company or affiliated company, or in any way interfere with the relationship between the Company or affiliated company and any Executive thereof, or (ii) hire any person who is/was an executive of the Company or affiliated company, at any time during the Restricted Period as an Executive, consultant or otherwise.

15.3                        Agreement Not to Solicit Others. During the Restricted Period, the Executive shall not directly or indirectly (through another person, entity or otherwise): (i) contact, solicit, accept or help others to solicit or accept, the business of any customer, vendor or client of the Company or affiliated company for any reason except for non-competing purposes unrelated to the use of T cell receptors in T cell therapy to treat or diagnose human disease; or (ii) induce or seek to influence any customer, vendor or client of the Company or affiliated company to discontinue, modify or reduce its business relationship with the Company or affiliated company for any reason.

15.4                        Injunctive Relief. The Executive acknowledges and agrees that (i) the Company’s remedies at law for a breach or threatened breach of any of the provisions of sections 14 and 15 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available in the event of the termination of Executive’s employment with the Company, (ii) the Executive’s experience and capabilities are such that Executive can obtain employment in a field of employment that would not breach Executive’s covenants under this Agreement, and the enforcement of this Agreement by way of injunction will not cause Executive undue hardship or prevent Executive from earning a livelihood, and (iii) the nature of the Company’s business is worldwide in scope. Executive acknowledges that any claim or cause of action against Company shall not constitute a defense to the enforcement by Company of Executive’s covenants in sections 14 and 15 of this Agreement. In the event that Executive violates any of the covenants in this Agreement and the Company prevails in any legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of one year computed from the date the Executive ceased violation of the covenants, either by order of the court or otherwise. In the event that, notwithstanding the foregoing, any of the provisions in the sections 14 and 15 shall be held to be invalid or unenforceable, the remaining provisions of such Sections shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in such Sections. In the event that any provision of such Sections relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court. In the event of a breach by Executive of any provision of sections 14 and 15 of this Agreement, Company’s obligations under this Agreement shall immediately terminate and Executive shall not be entitled to any additional monetary payments of any kind whatsoever.

16.                               General Provisions.

16.1                        Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

16.2                        Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

16.3                        Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

16.4                        Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.5                        Interpretation. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

16.6                        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania.

16.7                        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

Notices to Executive:	Notices to the Company:

Adrian Rawcliffe	Adaptimmune, LLC
440 South Broad Street	Attn: Chief Executive Officer
Unit 2605,	3711 Market Street, 8th Floor
Philadelphia, PA 19146	Philadelphia, PA 19104

16.8                        Survival. Sections, 12 (“Covenants”), 15.4 (“Injunctive Relief”), 16 (“General Provisions”) and 18 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

17.                               Code Section 409A. To the extent the payments and benefits under this Agreement are subject to Internal Revenue Code (“Code”) Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, the Treasury Regulations issued thereunder and any other applicable interpretive guidance issued thereunder.

18.                               Entire Agreement. This Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	20.2.15	/s/ Adrian Rawcliffe
		Adrian Rawcliffe

		Adaptimmune, LLC

Dated:	20.2.15	/s/ James Noble
		James Noble
		Authorised Signatory